Exhibit 10.3

DATE: October 29, 2020

Pierre Lemieux

Re: Retention Incentive

Dear Mr. Lemieux:

Acasti Pharma Inc. (the “Company”) and its employees have seen many changes in the past few years and will undoubtedly see many more. While your contributions have always been appreciated, we anticipate requiring your services over an important transition period and would like to compensate you accordingly.

Subject to the terms and conditions set forth herein, in recognition of your anticipated contributions and to encourage you to remain with the Company during these challenging times, you are being offered a retention incentive related to the monetization of the Company’s CaPre related assets (the “CaPre Retention Incentive”) of an amount determined in accordance with the milestones set forth below, in each case less applicable withholding taxes.

The CaPre Retention Incentive is conditional and shall be earned and payable only upon the first to occur of the following events prior to or in connection with the closing of a merger transaction, business combination, reverse take-over or other similar transaction between the Company and a third party, the consummation of which shall be subject to a vote by the Company’s shareholders (each a “Merger Transaction”):

a)	The realization by the Company, from the sum of one or more transactions and prior to the consummation of a Merger Transaction, of gross proceeds related to monetization of inventory, capital equipment, intellectual property, any loss carryforward/net-operating losses (NOLs) and other assets directly relating to the Company’s drug candidate CaPre (collectively, the “CaPre Assets”), including any reduction of payables relating to the CaPre Assets, on a dollar-for dollar basis (“Pre-Merger CaPre Monetization”) in an aggregate amount of (i) between US$5 million and US$10 million, in which case the CaPre Retention Incentive shall be equal to US$75,000 (the “Minimum CaPre Retention Incentive”); (ii) greater than US$10 million but less than US$15 million, in which case the CaPre Retention Incentive shall be equal to US$100,000, or (iii) greater than US$15 million, in which case the CaPre Retention Incentive shall be equal to US$125,000;

b)	Immediately prior to the closing of a Merger Transaction where all or significant portion of the CaPre Assets are acquired by a third party or by the surviving entity of such Merger Transaction, in which case the CaPre Retention Incentive shall be equal to the Minimum CaPre Retention Incentive; or

Retention Incentive

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c)	Immediately prior to the closing of a Merger Transaction that includes any contingent value rights in favour of the Company’s shareholders relating to the monetization of the CaPre Assets, in which case the CaPre Retention Incentive shall be equal to the Minimum CaPre Retention Incentive.

Should you voluntarily terminate your employment with the Company or should your employment be terminated by the Company for cause, in each case prior to the occurrence of a Pre-Merger CaPre Monetization, you will forfeit any entitlement you might have to the CaPre Retention Incentive. Should your employment be terminated by the Company without cause prior to the occurrence of a Pre-Merger CaPre Monetization or a Merger Transaction, the Minimum CaPre Retention Incentive shall be earned and payable within 30 days of the date of such termination. For the avoidance of doubt, any achievement of a Pre-Merger CaPre Monetization event in excess of the Minimum CaPre Retention Incentive that occurs subsequent to your termination by the Company without cause shall be earned and payable to you (net of the Minimum CaPre Retention Incentive).

In anticipation of questions you may have, the CaPre Retention Incentive will not impact any severance for which you are eligible under your employment agreement with Acasti dated September 26, 2017 (the “Employment Agreement”) in the event of termination by the Company without cause and which the Company acknowledges as including: (i) 30 days notice of termination and payment equal to 12 months base salary, (ii) payment of all accrued but unused vacation time, and (iii) participation in the Company’s benefit plans up to the effective date of termination; provided that, by accepting this offer, you hereby acknowledge and agree that, notwithstanding anything to the contrary contained in section 2.2 of your Employment Agreement, you shall not be entitled to and you hereby waive any additional annual at risk incentive or bonus amounts beyond the entitlement to the CaPre Retention Incentive in accordance with the terms of this offer

Also, while it is indeed the intent of the CaPre Retention Incentive to encourage you to remain with the Company through the monetization of the CaPre Assets, this offer is not a contract of employment.

This offer shall be governed by the laws of the Province of Quebec, Canada and the federal laws of Canada applicable therein.

By accepting this offer, you agree that the content and existence of this offer shall remain confidential and shall not be disclosed to any third party without the prior written consent of the Company.

This offer, if accepted, is binding upon, and inures to the benefit of, the Company, the undersigned and their respective successors and assigns.

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If you wish to accept this offer, please sign and return the original of this letter within the next ten days. The copy is for your records.

Very truly yours,

ACASTI PHARMA INC.
By:	/s/ Dr. Roderick N. Carter
Name: Dr. Roderick N. Carter
Title: Chairman

I accept the conditions of eligibility to receive the CaPre Retention Incentive.

Date: October 29, 2020

     /s/ Pierre Lemieux
     Signed: Pierre Lemieux